As filed with the U.S. Securities and Exchange Commission on January 20, 2026.

Registration No. 333- [●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Scage Future
(Exact name of registrant as specified in its charter)

Cayman Islands	3713	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2F, Building 6, No. 6 Fengxin Road
Yuhuatai District, Nanjing City
Jiangsu Province, 210012
People’s Republic of China
+86 25-5240-9912
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Ying Li, Esq.

Sally Yin, Esq.

Lisa Forcht, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

212-530-2206

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED JANUARY 20, 2026

35,638,795 Ordinary Shares

Represented by 35,638,795 American Depositary Shares,

Up to 8,800,000 Private Warrants, and

Up to 21,734,165 Ordinary Shares underlying Private Warrants and Public Warrants

Represented by 21,734,165 American Depositary Shares

This prospectus relates to the resale, from time to time, of the selling security holders or their permitted transferees named in this prospectus (each, a “Selling Securityholder,” and, collectively, the “Selling Securityholders”) of up to (i) 35,638,795 ordinary shares, par value $0.0001 per share (each, an “Ordinary Share”), of Scage Future, a Cayman Islands exempted company (the “Company,” “we,” “us” or “our Company), each represented by one American depositary share (the “ADS”), and (ii) 8,800,000 warrants we issued to certain Selling Securityholders, at an exercise price of $11.50 per ADS (the “Private Warrants,” together with the securities in (i), the “Resale Securities”).

This prospectus also relates to the issuance and sale by us of up to 21,734,165 Ordinary Shares, each represented by one ADS, including (1) 8,800,000 Ordinary Shares underlying the Private Warrants exercisable at $11.50 per share (subject to adjustment), and (2) 12,934,165 Ordinary Shares underlying the public warrants of the Company (the “Public Warrants,” together with Private Warrants, the “Warrants”) exercisable at $11.50 per share (subject to adjustment).

The Resale Securities will be resold from time to time by the Selling Securityholders listed in the section titled “Selling Securityholders” beginning on page 26.

The Selling Securityholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Resale Securities through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Securityholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Securityholders may sell the Resale Securities hereunder following the effective date of this registration statement. We provide more information about how a Selling Securityholder may sell their Resale Securities in the section titled “Plan of Distribution” on page 32.

We are registering the Resale Securities on behalf of the Selling Securityholders. We will not receive any proceeds from the sale of the Resale Securities by the Selling Securityholders.

The Selling Securityholders will pay all brokerage fees and commissions and similar expenses attributable to the sales of the Resale Securities. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Resale Securities, including legal and accounting fees. See “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before investing in our securities. Our ADSs are traded on the Nasdaq Capital Market under the symbol “SCAG.” On January 16, 2026, the last reported sales price of our ADSs was $2.525 per share.

We are a “foreign private issuer” and an “emerging growth company,” each as defined under the federal securities laws, and, as such, are eligible for reduced public company reporting requirements. Please read the disclosures beginning on page 15 of this prospectus for more information.

Investing in our ADSs, including the Resale Securities, involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 18 and also “Item 3. KEY INFORMATION—D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2025, filed with the U.S. Securities and Exchange Commission on November 12, 2025 (the “Annual Report”), to read about factors you should consider before buying the Resale Securities.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands with no substantive operations. We carry out our business in the People’s Republic of China (the “PRC”) through our PRC subsidiaries, including Nanjing Scage Auto Technology Co., Ltd., a company incorporated under the laws of the PRC with limited liability (“Nanjing Scage”). We face various legal and operational risks and uncertainties related to doing business in China. We are subject to complex and evolving laws and regulations in China. The PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated various regulatory actions and made various public statements, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. For example, we may face risks associated with regulatory approvals on overseas offerings and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain business, accept foreign investments, or list and conduct offerings on a U.S. or other foreign stock exchanges. These risks could result in a material adverse change in our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or be worthless. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” on page 18 of the Annual Report.

On July 7, 2022, the Cyberspace Administration of the People’s Republic of China (the “CAC”) promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring among other things, that data processors that provide data overseas shall apply to the CAC for security assessments if: (1) data processors provide important data overseas; (2) critical information infrastructure operators or data processors processing personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people overseas since January 1 of the previous year, provide personal information to overseas parties; or (4) other scenarios required by the CAC to apply for security assessments occur. In addition, these measures require data processors to carry out self-assessments of risks of providing data overseas before applying to the CAC for security assessments. As advised by our PRC counsel, Yenlex Partners, as of the date of this prospectus, since: (1) our business operations do not involve any operator of a network platform with personal information of over one million users; (2) we have not received notification that we are recognized as a critical information infrastructure operator by the administration responsible for the security protection of critical information infrastructure; (3) our business operations do not involve the processing of important data; and (4) we only provided a small amount of personal information to overseas institutions in connection with our business combination and listing process, we are not required to apply for the security assessment or the cybersecurity review under such regulations. See “Risk Factors—Risks Related to Doing Business in China—Recent greater oversight by the CAC over data security, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment” on page 21 of this prospectus.

On February 24, 2023, the China Securities Regulatory Commission (the “CSRC”), the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both direct or indirect overseas offering of securities by domestic enterprises of PRC and overseas listing of securities by such enterprises (hereinafter referred to as “overseas listing”) both overseas direct offerings and overseas indirect offerings, providing that, among other things:

●	in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

●	during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies, securities service providers or overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e., be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

●	working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

On March 22, 2024, the CAC promulgated the Provisions on Promoting and Regulating Cross-border Data Flows (the “Provisions”), which came into effect on the same day. According to the Provisions, if relevant departments or jurisdictions have not informed the data handlers or publicly announced that the data are important data, data handlers are not required to undergo security assessment for cross-border data provision.

Given that the above-mentioned laws, regulations and policies were recently promulgated or issued, their interpretation, application and enforcement may be subject to substantial uncertainties, and we face uncertainty as to whether any review or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our business, shut down our platforms, or face other penalties, which could materially and adversely affect our business, financial condition and results of operations, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, which could cause the value of our securities to significantly decline or become worthless. See “Risk Factors—Risks Related to Doing Business in China—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment” on page 21 of this prospectus.

We are subject to a number of prohibitions, restrictions and potential delisting risks under the Holding Foreign Companies Accountable Act, as amended (the “HFCAA”). Pursuant to the HFCAA and related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the U.S. Securities and Exchange Commission (the “SEC”) will identify us as a “Commission-identified Issuer.” If we are identified as a Commission-identified Issuer for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited. Our auditor, HTL International, LLC, is an independent registered public accounting firm headquartered in Houston, Texas. In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed a Statement of Protocol (the “Statement of Protocol”), which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of us and its auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and will continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Our securities will be delisted and will be prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of our securities, or the threat of being delisted, may materially and adversely affect the value” on page 22 of the Annual Report.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. Based on the Overseas Listing Trial Measures and the clarification issued by at a press conference held by CSRC, on March 12, 2025, we completed the filing procedures with the CSRC in connection with the Business Combination we consummated on June 27, 2025 (the “Business Combination”), as required by the Overseas Listing Trial Measures for the listing of our securities on Nasdaq. On July 17, 2025, the Company further submitted the report on overseas listing to the CSRC in connection with the Business Combination. As of the date of this prospectus, we have not been notified of any further inquiries or comments from the CSRC in this regard.

We believe that we are not required to file with the CSRC in connection with this prospectus because the Resale Shares represented by the ADSs offered hereunder were originally issued upon the exercise of warrants issued in connection with the Business Combination and do not constitute a new issuance of any new securities. However, Yenlex Partners, our PRC counsel, has further advised us that we cannot assure you that the CSRC would reach the same conclusion as our PRC counsel does. If it is determined that we were required to file with the CSRC for this offering within three working days after its completion and haven’t, we may face investigation and penalties by the CSRC or other PRC regulatory agencies for our failure to obtain or delay in obtaining CSRC approval for this offering, which may materially and adversely affect our business, financial condition, and results of operations.

If we violate or are deemed to have violated any current or future rules or regulations, regulatory agencies in China may impose fines and penalties on our operations in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect our business, financial condition and results of operations, as well as the trading price of our ADSs. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Recent regulatory development in China may exert more oversight and control over listing and offerings that are conducted overseas and foreign investment in China-based issuers, which could result in a material change in our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline. The approval or record-filing of the CSRC may be required in connection with this offering and our future capital raising activities according to applicable laws and regulations, and, if required, we cannot assure you that we will be able to obtain such approval or complete the record-filing, in which case we may face regulatory sanctions for failure to comply with relevant requirements for this offering and our future capital raising activities” on page 19 of the Annual Report.

Cash is transferred among us, our offshore subsidiaries and our PRC subsidiaries, in the following manner: (1) funds are transferred to its PRC subsidiaries from us as needed through our subsidiaries outside China in the form of capital contributions or shareholder loans, as the case may be; and (2) dividends or other distributions may be paid by our PRC subsidiaries to us through our subsidiaries outside China. Nanjing Scage and its subsidiaries generate and retain cash generated from operating activities and re-invest it in its business. None of our subsidiaries outside China have made distribution to their shareholders. Our ability to pay dividends, if any, to our shareholders and warrant holders and to service any debt we may incur will depend upon dividends paid by us and our subsidiaries. As of the date of this prospectus, no cash generated from Nanjing Scage and our PRC subsidiaries has been used to fund operations of us or our non-PRC subsidiaries.  In the future, cash proceeds raised from overseas financing activities may be transferred by us through our subsidiaries outside China to our PRC subsidiaries via capital contribution and shareholder loans, as the case may be. Our PRC subsidiaries will pay dividends to their offshore shareholders to meet the capital needs of our business operations out of the PRC. For details about the applicable PRC regulations and rules relating to such cash transfers through us and our subsidiaries and the associated risks, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—We rely on dividends and other distributions on equity paid by its PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on its ability to conduct its business” on page 25 of the Annual Report.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without the prior approval of the Administration of Foreign Exchange of (the “SAFE”) by complying with certain procedural requirements. However, approval from or registration or filings with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC foreign exchange regulations may evolve in the future. We cannot assure you that new regulations will not be promulgated in the future that would have effect on the remittance of Renminbi into or out of China. If we cannot obtain sufficient foreign currencies to satisfy our foreign currency needs, we may not be able to pay dividends in foreign currencies to our shareholders. For details about the applicable PRC regulations and rules and the associated risks, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Restrictions on the remittance of Renminbi into and out of China and governmental regulation over currency conversion may limit our ability to pay dividends and other obligations and affect the value of your investment” on page 25 of the Annual Report.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2026

i

About this Prospectus

This prospectus describes the general manner in which the Selling Securityholders may offer from time to time up to (1) 35,638,795 Ordinary Share, each represented by one ADS, and (2) 8,800,000 Private Warrants that comprise the Resale Securities through any means described in the section entitled “Plan of Distribution.” This prospectus also relates to the issuance and sale by us of up to 21,734,165 Ordinary Shares, each represented by one ADS, including (i) 8,800,000 Ordinary Shares underlying the Private Warrants exercisable at $11.50 per share (subject to adjustment), and (ii) 12,934,165 Ordinary Shares underlying the public warrants of the Company (the “Public Warrants”) exercisable at $11.50 per share (subject to adjustment). You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference into this prospectus, including the Annual Report, or to which we have referred you, before making your investment decision. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information that is in addition to or different from what is contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Resale Securities offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto and the documents incorporated by reference into this prospectus, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in or incorporated by reference into this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

If necessary, the specific manner in which the Resale Securities may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in or incorporated by reference into this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of the Resale Securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Our functional currency is Renminbi and reporting currency is U.S. dollars. The terms “dollar” or “$” refer to U.S. dollars, the legal currency of the United States, and the term “RMB” refer to Renminbi, the legal currency of the PRC. This prospectus contains translations of certain Renminbi into U.S. dollars at specified rates. Unless otherwise stated, the following exchange rates are used in this prospectus:

	As of and for fiscal years ended June 30,
US$ Exchange Rate	2025	2024	2023
At the end of the fiscal year – RMB	RMB7.1636 to $1.00	RMB7.2672 to $1.00	RMB7.2513 to $1.00
Average rate for the fiscal year – RMB	RMB7.2143 to $1.00	RMB7.2248 to $1.00	RMB6.9536 to $1.00

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

“A&R MAA”	means the existing amended and restated memorandum and articles of association of Scage Future.

“ADS(s)” or “Company ADS(s)”	means the American Depositary Share(s) of Scage Future, each ADS representing one Ordinary Share.

“Assumed Warrants,” “Company Warrants,” or “Warrants”	means the warrants of Scage Future.

“Business Combination”	means the First Merger, the Second Merger and together with all other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement”	means the Business Combination Agreement, dated as of August 21, 2023, by and among Finnovate, Scage International, Scage Future, Merger Sub I and Merger Sub II, as amended on June 18, 2024 and on October 31, 2024.

“CAC”	means the Cyberspace Administration of the People’s Republic of China.

“Cayman Companies Act”	means the Companies Act (As Revised) of the Cayman Islands.

“Closing Date”	means June 27, 2025, the date of the consummation of the Business Combination.

“CSRC”	means the China Securities Regulatory Commission.

“Depositary Bank”	means Citibank, N.A.

“Effective Time”	means the effective time of the Second Merger.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“Finnovate”	means Finnovate Acquisition Corp.

“First Merger”	means the merger of Merger Sub I with and into Scage International.

“First Merger Effective Time”	means the effective time of the First Merger.

“Founder”	means Mr. Chao Gao.

“GVW”	means gross vehicle weight, which is the total weight of a vehicle when fully loaded.

“HFCAA”	means the Holding Foreign Companies Accountable Act.

“Investment Company Act”	means the Investment Company Act of 1940.

“Mergers”	means the First Merger and the Second Merger.

“Merger Sub I”	means Hero 1, a Cayman Islands exempted company and a direct wholly owned subsidiary of Scage Future.

“Merger Sub II”	means Hero 2, a Cayman Islands exempted company and a direct wholly owned subsidiary of Scage Future.

“Nasdaq”	means the Nasdaq Stock Market LLC.

“Nanjing Scage”	means Nanjing Scage Auto Technology Co., Ltd., a company incorporated under the laws of the PRC with limited liability and a wholly-owned subsidiary of Scage International, together with its subsidiaries.

“NEV”	means new energy vehicle.

“Ordinary Shares”	means the ordinary shares, par value US$0.0001 per share of Scage Future.

“PCAOB”	means the Public Company Accounting Oversight Board.

“PIPE Investment”	means the commitment by the PIPE Investors to purchase shares of Finnovate, Scage Future or Scage International, as described in the Business Combination Agreement.

“PIPE Investors”	means certain accredited investors that entered into the subscription agreements to purchase shares of Finnovate, Scage Future or Scage International.

“Plans of Merger”	means the First Merger Plan of Merger and Second Merger Plan of Merger pursuant to the Business Combination Agreement.

“PRC”	means the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region.

“PRC Subsidiaries”	means Nanjing Xinneng Hydrogen Automotive Technology Co., Ltd., Nanjing Scage and its subsidiaries, and any other PRC-incorporated subsidiaries that we may have in the future.

“RMB”	means Renminbi, the lawful currency of the PRC.

Scage BVI	Means VVS International Limited, a company incorporated in the British Virgin Islands 100% owned by the Company.

“Scage International”	means Scage International Limited and its subsidiaries, as the case may be.

“Scage HK”	means Scage (Hong Kong) Limited, a company incorporated in Hong Kong 100% owned by the Company through Scage BVI.

“SEC”	means the Securities and Exchange Commission.

“Second Merger”	means the merger of Merger Sub II with and into Finnovate.

“Securities Act”	means the Securities Act of 1933, as amended.

“Sponsor”	means Finnovate Sponsor L.P., a Delaware limited partnership.

“Sponsor Parties”	means the Sponsor and any of the Sponsor’s affiliates.

“Transactions”	means the transactions contemplated by the Business Combination Agreement and the related ancillary documents.

“U.S. GAAP”	means accounting principles generally accepted in the United States of America.

“US$” or “$”	means United States dollars, the lawful currency of the United States of America.

“we,” “us,” “our,” “our Company,” or the “Company”	means one or more of Scage Future and its subsidiaries, as the case may be.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus and the documents incorporated therein by reference. In addition to this summary, we urge you to read the entire prospectus and the documents incorporated therein by reference carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to buy our ADSs.

Overview

We are an innovative zero-emission solution provider in China, focusing on the development and commercialization of heavy-duty NEV trucks and e-fuel solutions. We have participated in the design, production and testing of several NEV trucks, covering application scenarios for logistics, mining and port transportation. Galaxy II truck that we collaborated in developing is one of the earliest hybrid heavy-duty NEV trucks commercialized in China.

We provide technology-empowered NEV trucks to address the diverse commercial transportation needs of our global customers. Our current vehicle offerings include Dragon King, a plug-in hybrid dump truck, primarily designed for mining and other heavy-duty loading and offloading uses, Galaxy II, a plug-in hybrid truck, primarily designed for long-distance road transportation and logistics services, Q-truck, an autonomous tractor trailer, that can be widely used in smart transportation scenarios, Andromeda, an all-electric semi-tractor truck, primarily designed for road and port transportation, Andromeda+, a hydrogen-electric hybrid semi-tractor truck, primarily designed for long-distance road and port transportation, and Sky Turtle, an unmanned, plug-in hybrid dump truck, primarily designed for off-road, mining uses. We also offer two farm tractor models, EV-2604—Unmanned Farm Tractor and EV-2604—Electric Farm Tractor. Our pipeline includes all-electric port tractors, long-endurance hybrid power tractors, and wide-body, high-power hybrid mining vehicles.

We believe that our advanced technologies allow us to develop vehicles capable of delivering optimal function in collaboration with vehicle manufacturers. We have independently developed our electric control and steering system, intelligently distributed hybrid power (“IDHP”) system and our solid oxide electrolysis cell (“SOEC”) hydrogen production technology. We believe our platform-based vehicle design and development system will enable us to economically develop a wide range of vehicle models and provide customized solutions for our customers in collaboration with vehicle manufacturers.

Quality is of utmost importance to our business. We implement strict quality control in our R&D and supply chain processes. We strategically collaborate with vehicle manufacturers, including C&C Trucks Co., Ltd., to ensure stable vehicle manufacturing and delivery capability, while also closely monitoring the quality of our products.

We generate revenues primarily from sales of commercial NEVs and components. We sold 24 sets of Artificial-intelligent Robot Transportation (“ART”) components, 88 sets of NEV batteries, 6 Dragon King and 20 Q-trucks for the fiscal year ended June 30, 2025, compared with 82 Q-trucks, one Galaxy II high-end version model, and one electric tractor truck for the fiscal year ended June 30, 2024. We recorded net revenues of US$11.1 million, US$6.1 million and US$0.4 million in the fiscal years ended June 30, 2025, 2024 and 2023, respectively. We recorded net loss of US$13.1 million, US$6.0 million and US$6.6 million in the fiscal years ended June 30, 2025, 2024 and 2023, respectively.

Recent Developments

On June 26, 2025, the Company entered into two promissory note agreements with EarlyBirdCapital, Inc. (“EBC”) for an aggregate principal amount of $2,518,750, to convert overdue service fees payable to EBC into two convertible debt instruments (collectively, the “Promissory Note Agreements”), pursuant to which Promissory Note Agreements, EBC may, at any time prior to the respective maturity dates, convert all or part of the principal and/or accrued interest thereon into Ordinary Shares of the Company (the “Conversion Shares”) at a per share conversion price equal to the lesser of (a) 90% of the volume weighted average price of an Ordinary Share for the five trading days immediately prior to written notice of conversion sent by EBC to the Company and (b) $10.00 per share (the “Conversion Price”). Under the first Promissory Note Agreement, the principal balance of $1,509,375, together with interest accruing at 8% per annum, is due and payable on June 26, 2026. Under the second Promissory Note Agreement, the principal balance of $1,009,375 was payable in two equal installments on September 26, 2025 and December 26, 2025, respectively, together with interest accruing at 8% per annum thereon. Additionally, 1,000,000 Ordinary Shares of the Company (the “Pledged Shares”) held by Kunshan Taimingtang Investment Center Limited Partnership were pledged as collateral to secure the repayment obligation of the Company under the second Promissory Note Agreement. Neither the first installment due on September 26, 2025 nor the second installment due on December 26, 2025 were made under the second Promissory Note Agreement. On October 20, 2025, the Company received a letter from EBC’s counsel stating that the failure to make the first installment such payment constituted an “Event of Default” under the second Promissory Note Agreement. As a result, the outstanding principal amount of $1,009,375 bears interest at a default rate of 15% per annum from September 26, 2025 until full repayment. The letter further stated that EBC has retained counsel to take such action as necessary to effect collection, and in the event payment was not made on or before October 31, 2025, including the commencement of legal proceedings to seek damages due to the default under the second Promissory Note Agreement as well as foreclosing on the Pledged Shares.

CAC Approval

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law (the “Opinions”). The Opinions stressed the need to strengthen the administration over illegal securities activities and the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-related overseas listed companies.

On December 28, 2021, the CAC, jointly with 12 other governmental authorities, promulgated the revised the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. According to the Measures for Cybersecurity Review (2021), critical information infrastructure operators that intend to purchase internet products and services which may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security to the extent subject to relevant PRC laws and regulations. The specific implementation rules on cybersecurity review are subject to further clarification by subsequent regulations.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring, among other things, that data processors that provide data overseas apply to the CAC for security assessments if: (1) data processors provide important data to overseas parties; (2) critical information infrastructure operators and data processors process personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas parties since January 1 of the previous year provide personal information to overseas parties; and (4) other scenarios required by the CAC to apply for security assessments are met.

In addition, these measures require data processors to carry out self-assessments of risks of providing data to overseas parties before applying to the CAC for security assessments. According to the Provisions on Promoting and Regulating Cross-border Data Flows, which was promulgated by the CAC on March 22, 2024 and came into effect on the same day, if relevant departments or jurisdictions have not informed the data handlers or publicly announced that the data are important data, data handlers are not required to undergo security assessment for cross-border data provision.

As advised by the Company’s PRC counsel, Yenlex Partners, as of the date of this prospectus, we are not required to apply for the security assessment or the cybersecurity review under such regulations, because (1) our business operations do not involve any operator of a network platform with personal information of over one million users; (2) we have not received notification that it is recognized as a critical information infrastructure operator by the administration responsible for the security protection of critical information infrastructure; (3) our business operations do not involve the processing of important data; and (4) we only provided a small amount of personal information to overseas institutions in connection with the Business Combination and listing process.

Since the above-mentioned  laws, regulations and policies were recently promulgated or issued or have not yet taken effect (as applicable), their interpretations, applications and enforcement are subject to substantial uncertainties. Given such uncertainties, if we do not receive or maintain relevant permissions or approvals, if we inadvertently conclude that certain permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and we are required to obtain certain permissions or approvals in the future, we may be ordered to suspend our business, shut down our platforms, if any, or face other penalties. Any of the circumstances could materially and adversely affect our business, financial condition and results of operations, or significantly limit or completely hinder our ability to offer or continue to offer securities to investors, which could cause the value of our securities to significantly decline or become worthless.

CSRC Filing

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”), which became effective on March 31, 2023, and subsequently circulated seven supporting guidelines. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in China, or its main place(s) of business are located in China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provides that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

Guidance for Application of Regulatory Rules—Overseas Offering and Listing No. 1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction.

On March 12, 2025, we completed the filing procedures with the CSRC in connection with the Business Combination, as required by the Overseas Listing Trial Measures for the listing of our securities on Nasdaq. On July 17, 2025, the Company further submitted the report on overseas listing to the CSRC in connection with the Business Combination. As of the date of this prospectus, we have not been notified of any further inquiries or comments from the CSRC in this regard. We are not required to file with the CSRC in connection with this prospectus because the Resale Shares represented by the ADSs offered hereunder were originally issued upon the exercise of warrants issued in connection with the Business Combination and do not constitute a new issuance of any new securities. If we violate or are deemed to have violated any current or future rules or regulations, regulatory agencies in China may impose fines and penalties on our operations in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect our business, financial condition and results of operations, as well as the trading price of our ADSs. See “Item 3. Key Information-D. Risk Factors-Risks Related to Doing Business in China-Recent regulatory development in China may exert more oversight and control over listing and offerings that are conducted overseas and foreign investment in China-based issuers, which could result in a material change in our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline. The approval or record-filing of the CSRC may be required in connection with this offering and our future capital raising activities according to applicable laws and regulations, and, if required, we cannot assure you that we will be able to obtain such approval or complete the record-filing, in which case we may face regulatory sanctions for failure to comply with relevant requirements for this offering and our future capital raising activities” on page 19 of the Annual Report.

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

●	in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

●	during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies, securities service providers or overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e., be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

●	working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

Any failure or perceived failure by us to comply with the Archives Rules and the confidentiality requirements and other PRC laws and regulations may result in us being held legally liable by competent authorities.

Distribution and Dividends

We are a Cayman Islands holding company with no material operation of its own. We rely on dividends and other distributions on equity paid by our PRC subsidiaries for cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and to service any debt we may incur. To the extent cash or assets in the business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries to transfer cash or assets. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their accumulated profits each year, after making up previous years’ accumulated losses, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their registered capital. As a result of these laws, rules and regulations, our PRC subsidiaries are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends.

While there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between VVS International Limited and Scage (Hong Kong) Limited, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to Scage (Hong Kong) Limited in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on us and our subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong.

Furthermore, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may affect their ability to pay dividends or make other distributions to us. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit their ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

The Enterprise Income Tax Law enacted by the National People’s Congress, which became effective on January 1, 2008, and its implementation rules, provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are tax resident.

Any restriction on currency exchange may limit the ability of our PRC subsidiaries to use their Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls or management and PRC subsidiaries’ dividends and other distributions to us may be subject to tightened scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit their ability to grow, make investments or acquisitions that could be beneficial to their business, pay dividends, or otherwise fund and conduct our business.

Competitive Strengths

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

●	innovative zero-emission solution provider with global strategies, well positioned to capture the enormous market opportunities;

●	comprehensive vehicle portfolio addressing diverse commercial transportation needs;

●	proprietary technologies underpinned by strong R&D capabilities and collaborations;

●	full industry supply chain coverage and established customer service capabilities; and

●	visionary and seasoned founders and senior management.

Growth Strategies

We intend to develop our business and strengthen brand loyalty by implementing the following strategies:

●	capitalize on increasing governmental support and customer demand for zero-emission vehicles;

●	further R&D investment and build production capacity with a focus on high-growth vehicle models;

●	enhance customer acquisition and accelerate the commercialization of our vehicles;

●	expand our global footprint; and

●	selectively pursue cooperation, investment and acquisition opportunities.

Summary of Risk Factors

Investing in our ADSs, including the Resale Securities, involves significant risks. You should carefully consider all of the information and the risks and uncertainties summarized below, the risks described under “Item 3. Key Information—D. Risk Factors” that appear in the Annual Report, which is incorporated by reference herein, the “Risk Factors” section beginning on page 18 of this prospectus, and the risk factors contained in any applicable prospectus supplement or in the other documents that are filed after the date hereof and incorporated by reference in this prospectus before making an investment in our ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” in this prospectus and “Item 3. Key Information—D. Risk Factors” that appears in the Annual Report, which is incorporated by reference herein.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business include, but are not limited to, the following:

●

we have a limited operating history and face significant challenges in the heavy-duty commercial new energy vehicle (“NEV”) industry and the e-fuel solution industry, which may render the evaluation of our business and prospects difficult and may increase the risk of your investment. For details, see the risk factor on page 1 of the Annual Report;

●	our business model has yet to be fully tested. Any failure to implement our strategic plans could have a material adverse effect on our business, harm our reputation and result in substantial liabilities that exceed our resources. For details, see the risk factor on page 2 of the Annual Report;

●	we may need to raise additional funds, which may not be available on terms favorable to us or our shareholders or at all when needed. For details, see the risk factor on page 2 of the Annual Report;

●	we had negative net cash flows from operating activities in the past and have not been profitable, which may continue in the future. For details, see the risk factor on page 2 of the Annual Report;

●	we may be unable to adequately control the costs associated with our operations. For details, see the risk factor on page 3 of the Annual Report;

●	there is substantial doubt about our ability to continue as a going concern. For details, see the risk factor on page 18 of this prospectus;

●	we depend and expect to continue to significantly depend on revenue generated from a limited number of vehicle models. For details, see the risk factor on page 3 of the Annual Report;

●	manufacturing in collaboration with partners is subject to risks. For details, see the risk factor on page 4 of the Annual Report;

●	we have a limited number of customers and pending orders for our NEV trucks, and we cannot guarantee that non-binding memoranda of understanding and letters of intent will be converted into actual orders. For details, see the risk factor on page 4 of the Annual Report;

●	we may experience significant delays in the design and delivery of trucks that we collaborated in developing, which could harm our business and prospects. For details, see the risk factor on page 4 of the Annual Report;

●	our plan to build a network of hydrogen fueling stations will require significant financial investments and management resources. For details, see the risk factor on page 5 of the Annual Report;

●	we may not be able to produce or source the hydrogen needed to establish our planned hydrogen fueling stations. For details, see the risk factor on page 5 of the Annual Report;

●	if we cannot successfully overcome the barriers to commercializing our trucks, our business will be negatively impacted. For details, see the risk factor on page 5 of the Annual Report;

●	our future growth is dependent upon customers’ willingness to adopt NEV trucks, including trucks powered by e-fuel. If the market for heavy-duty commercial NEVs does not develop or develops slower than we expect, our business, prospects, results of operations and financial condition will be adversely affected. For details, see the risk factor on page 5 of the Annual Report;

●	performance issues with trucks that we collaborated in developing could adversely affect our sales and reputation. For details, see the risk factor on page 6 of the Annual Report;

●	any adverse change in our cooperation with our business partners could harm our business. For details, see the risk factor on page 6 of the Annual Report;

●	we may fail to compete effectively in the zero-emission transportation industry. For details, see the risk factor on page 7 of the Annual Report;

●	if there is inadequate availability of hydrogen, or if we fail to secure e-fuel supply at competitive prices or with a competitive emissions profile, our business will be materially and adversely affected. For details, see the risk factor on page 7 of the Annual Report;

●	our business may be subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of constructing or servicing hydrogen infrastructure or fueling stations, and such risks may increase in the future as we expand the scope of such services. For details, see the risk factor on page 8 of the Annual Report;

●	our business depends substantially on the continued efforts of our executive officers, key employees and qualified personnel, and our operations may be severely disrupted if we lose their services. For details, see the risk factor on page 8 of the Annual Report;

●	we need to develop complex technology and operating systems, both in-house and in coordination with vendors and suppliers, to successfully collaborate in producing and operating our NEV trucks, and we cannot assure you that such systems will be successfully developed. For details, see the risk factor on page 8 of the Annual Report;

●	we may be unable to expand on our intellectual property portfolio or otherwise develop the technology needed to operate our business. For details, see the risk factor on page 9 of the Annual Report;

●	we may incur material losses and costs as a result of warranty claims, product recalls, and product liabilities that may be brought against us. For details, see the risk factor on page 9 of the Annual Report;

●	developments in alternative technology improvements in the internal combustion engine may adversely affect the demand for trucks that we collaborated in developing. For details, see the risk factor on page 9 of the Annual Report;

●	increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion battery cells, could harm our business. For details, see the risk factor on page 10 of the Annual Report;

●	we have limited insurance coverage, which could expose us to significant costs and business disruption;

●	we may not succeed in continuing to establish, maintain, and strengthen our brand, and our brand and reputation could be harmed by negative publicity with respect to us, our directors, officers, employees, shareholders, peers, business partners, or our industry in general. For details, see the risk factor on page 10 of the Annual Report;

●	we are and may from time to time be subject to claims, disputes, lawsuits and other legal and administrative proceedings. For details, see the risk factor on page 11 of the Annual Report;

●	we are or may be subject to risks associated with strategic alliances or acquisitions. For details, see the risk factor on page 11 of the Annual Report;

●	any unauthorized control or manipulation of our vehicles’ systems could result in loss of confidence in us and vehicles that we collaborated in developing and harm our business. For details, see the risk factor on page 11 of the Annual Report;

●	interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services. For details, see the risk factor on page 12 of the Annual Report;

●	we may need to defend ourselves against intellectual property right infringement claims, which may be time-consuming and costly. For details, see the risk factor on page 12 of the Annual Report;

●	we may not be able to protect our intellectual property rights which may adversely affect our reputation and disrupt our business. For details, see the risk factor on page 12 of the Annual Report;

●	if we are unable to protect the confidentiality of our trade secrets, or if our employees wrongfully use or disclose alleged trade secrets of their former employers, our business would be harmed. For details, see the risk factor on page 13 of the Annual Report;

●	we face various challenges and risks in connection with our expansion into overseas markets. For details, see the risk factor on page 13 of the Annual Report;

●	our research and development efforts may not yield the expected results. For details, see the risk factor on page 14 of the Annual Report;

●	we are subject to various environmental, safety and other laws and regulations relevant to our business that could impose substantial costs upon us and cause delays in selling our products. For details, see the risk factor on page 15 of the Annual Report;

●	the unavailability, reduction or elimination of government and economic subsidies could have a material adverse effect on our business, prospects, results of operations and financial condition. For details, see the risk factor on page 15 of the Annual Report;

●	we may be subject to risks associated with autonomous driving technology. For details, see the risk factor on page 15 of the Annual Report;

●	an occurrence of natural disasters, widespread health epidemics or other outbreaks, such as the outbreak of COVID-19, could have a material adverse effect on our business. For details, see the risk factor on page 15 of the Annual Report;

●	if we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in us and the market price of our ADSs may be adversely affected. For details, see the risk factor on page 16 of the Annual Report; and

●	we are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation. For details, see the risk factor on page 17 of the Annual Report.

Risks Relating to Doing Business in China

In addition to the risks described above, we are subject to general risks and uncertainties relating to doing business in China, including, but not limited to, the following:

●

the PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as us. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition and the value of our securities. For details, see the risk factor on page 18 of the Annual Report;

●

due to recent regulatory developments in China, certain PRC government agencies may exert more oversight and control over listing and offerings that are conducted overseas and foreign investment in China-based issuers, which could result in a material change in our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline. The record-filing of the CSRC may be required in connection with this offering and our future capital raising activities according to applicable laws and regulations, and, if required, we cannot assure you that we will be able to obtain such approval or complete such record-filing, in which case we may face regulatory sanctions for failure to comply with relevant requirements for this offering and our future capital raising activities. For details, see the risk factor on page 19 of this prospectus;

●

due to recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment. For details, see the risk factor on page 21 of this prospectus;

●

our securities will be delisted and will be prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of our securities, or the threat of being delisted, may materially and adversely affect the value of your investment. For details, see the risk factor on page 22 of the Annual Report;

●

if there is a severe or prolonged downturn in the global or Chinese economy, our business, financial condition and results of operations could be materially and adversely affected. For details, see the risk factor on page 23 of the Annual Report;

●

the development of the PRC legal system and changes in the interpretation and enforcement of PRC laws, regulations and policies in China could materially and adversely affect us and cause our securities to significantly decline in value or become worthless. For details, see the risk factor on page 23 of the Annual Report;

●	you may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China or Cayman Islands against us or our management named in this prospectus based on foreign laws. For details, see the risk factor on page 23 of the Annual Report;

●	it may be difficult for overseas regulators to conduct investigation or collect evidence within China. For details, see the risk factor on page 24 of the Annual Report;

●	recent litigation and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny of us and negatively impact the trading price of our securities. For details, see the risk factor on page 24 of the Annual Report;

●	the tension in international trade and rising political tension, particularly between the United States and China, may adversely impact our business, financial condition and results of operations. For details, see the risk factor on page 24 of the Annual Report;

●	we rely on dividends and other distributions on equity paid by its PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on its ability to conduct its business. For details, see the risk factor on page 25 of the Annual Report;

●	restrictions on the remittance of Renminbi into and out of China and governmental regulation over currency conversion may limit our ability to pay dividends and other obligations and affect the value of your investment. For details, see the risk factor on page 25 of the Annual Report;

●	China’s M&A Rules and certain other PRC regulations establish procedures for certain acquisitions of PRC companies by foreign investors, which could make it difficult for us to pursue growth through acquisitions in China. For details, see the risk factor on page 26 of the Annual Report;

●	PRC regulations of loans to and direct investment in PRC entities by offshore holding companies and legal requirements and procedures of currency conversion may delay or prevent us from using proceeds from offshore fund-raising activities, to make loans or additional capital contributions to the PRC Subsidiaries, which could materially and adversely affect the liquidity of us, as well as our ability to fund and expand our business. For details, see the risk factor on page 26 of the Annual Report;

●	PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or PRC Subsidiaries to liability or penalties, limit our ability to inject capital into PRC Subsidiaries, limit PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us. For details, see the risk factor on page 27 of the Annual Report;

●	if we fail to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans, the PRC plan participants or we could be subject to fines and other legal or administrative penalties. For details, see the risk factor on page 28 of the Annual Report;

●	if we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or warrant holders. For details, see the risk factor on page 29 of the Annual Report;

●	our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. For details, see the risk factor on page 29 of the Annual Report;

●	the custodians or authorized users of Nanjing Scage’s controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities or misappropriate or misuse these assets. For details, see the risk factor on page 30 of the Annual Report;

●	fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment. For details, see the risk factor on page 30 of the Annual Report; and

●	the enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and results of operations. Failure to make adequate contributions to employee benefit plans as required by PRC regulations may subject us to penalties. For details, see the risk factor on page 31 of the Annual Report.

Risks Relating to Our Securities

In addition to the risks described above, we are subject to general risks and uncertainties relating to our securities, including, but not limited to, the following:

●	the price of our securities may be volatile, and the value of its securities may decline. For details, see the risk factor on page 31 of the Annual Report;

●	we may redeem your unexpired Assumed Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Assumed Warrants worthless. For details, see the risk factor on page 32 of the Annual Report;

●	we are a foreign private issuer, and as a result, we are not subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company. For details, see the risk factor on page 32 of the Annual Report;

●	you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited. For details, see the risk factor on page 32 of the Annual Report;

●	the A&R MAA contain certain provisions, including anti-takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable. For details, see the risk factor on page 33 of the Annual Report;

●	a market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities. For details, see the risk factor on page 33 of the Annual Report;

●	if securities or industry analysts do not publish or cease publishing research or reports about us, our business, our market or our competitors, or if we change our recommendations regarding our securities adversely, the price and trading volume of our securities could decline. For details, see the risk factor on page 34 of the Annual Report;

●	holders of the Company ADSs may not have the same voting rights as our registered shareholders and might not receive voting materials in time to be able to exercise their right to vote. For details, see the risk factor on page 34 of the Annual Report;

●	the voting rights of holders of Company ADSs are limited by the terms of the deposit agreement, and holders of Company ADSs may not be able to exercise rights to direct how the Ordinary Shares represented by Company ADSs are voted. For details, see the risk factor on page 34 of the Annual Report;

●	we and the depositary bank are entitled to amend the deposit agreement and to change the rights of Company ADS holders under the terms of such agreement, and we may terminate the deposit agreement, without the prior consent of the Company ADS holders. For details, see the risk factor on page 35 of the Annual Report;

●	holders of Company ADSs may be subject to limitations on transfer of their ADSs. For details, see the risk factor on page 35 of the Annual Report;

●	holders of Company ADSs might not receive distributions on our equity shares, or any value for them at all, if it is unlawful or impracticable for us to make them available to such holders. For details, see the risk factor on page 35 of the Annual Report;

●	your rights to pursue claims against the depositary bank as a holder of ADSs are limited by the terms of the deposit agreement. For details, see the risk factor on page 36 of the Annual Report;

●	ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action. For details, see the risk factor on page 36 of the Annual Report;

●	additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China could increase our compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate our future securities offerings, resulting in difficulties in our capital-raising. For details, see the risk factor on page 37 of the Annual Report;

●	our principal shareholders, including the Founder, have the ability to exert significant influence over important corporate matters that require the approval of shareholders, which may deprive you of an opportunity to receive a premium for Company ADSs and materially reduce the value of your investment. For details, see the risk factor on page 37 of the Annual Report;

●	the issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders. For details, see the risk factor on page 37 of the Annual Report;

●	we do not intend to pay dividends before it becomes profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of the Company ADSs. For details, see the risk factor on page 37 of the Annual Report;

●	a significant portion of our outstanding shares may not be immediately resold but may be sold into the market in the near future. This could cause the market price of the Company ADSs to drop significantly, even if our business is doing well. For details, see the risk factor on page 37 of the Annual Report;

●	the reduced reporting and disclosure requirements applicable to emerging growth companies may make our securities less attractive to investors. For details, see the risk factor on page 38 of the Annual Report;

●	we will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to comply with a public company’s responsibilities and corporate governance practices. For details, see the risk factor on page 38 of the Annual Report;

●	if we are characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may experience adverse U.S. federal income tax consequences. For details, see the risk factor on page 39 of the Annual Report;

●	if Company ADSs or the Company Warrants are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then transactions in the Company ADSs or the Company Warrants may be disrupted. For details, see the risk factor on page 39 of the Annual Report; and

●	although we may be exempt from certain corporate governance standards applicable to U.S. issuers as a foreign private issuer, if we cannot continue to satisfy the listing requirements and other rules of Nasdaq, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them. For details, see the risk factor on page 22 of this prospectus.

History and Development of the Company

Nanjing Scage Auto Tech Co., Ltd. (“Nanjing Scage”), our PRC subsidiary, commenced our business operations of designing, developing and commercializing heavy-duty commercial NEVs and hydrogen fueling solutions in 2019. Scage International has undergone a series of corporate restructuring measures in contemplation of the Business Combination; in particular, the following:

●	Incorporation of the holding entity. In December 2021, Scage International was established as a holding company in the Cayman Islands.

●	Incorporation of the Scage BVI. In December 2021, Scage International established a wholly-owned subsidiary, VVS International Limited (“Scage BVI”), to be our intermediate holding company in the British Virgin Islands.

●	Incorporation of the Hong Kong subsidiary. In January 2022, Scage BVI established a wholly-owned subsidiary, Scage (Hong Kong) Limited (“Scage HK”), to be our intermediate holding company in Hong Kong.

●	Establishment of WFOE. In September 2023, Scage HK acquired all the equity interest in Nanjing Xinneng Hydrogen Automotive Technology Co., Ltd. (“WFOE”), which became a wholly-owned subsidiary of Scage HK.

●	Incorporation of the United States subsidiary. In February 2024, Scage HK established a wholly-owned subsidiary, Scage U.S. Corporation (“Scage US”), to be our intermediate holding company in the United States.

In August 2023, Scage International issued shares to several then shareholders of Nanjing Scage (or their designees) to reflect their respective equity interests in Nanjing Scage prior to the foregoing restructuring. In October 2023, Scage HK and WFOE acquired 26.45% and 73.55% of the equity interest in Nanjing Scage, respectively.

We are an exempted company incorporated in the Cayman Islands with limited liability on July 14, 2023 for the purpose of effecting the Business Combination. Our principal executive office is 2F, Building 6, No. 6 Fengxin Road, Yuhuatai District, Nanjing City, Jiangsu Province, 210012, China. The telephone number of our principal executive office is (86) 25-5240-9912. Our website address is ir.scagefd.com. The information contained on the website does not form a part of, and is not incorporated by reference into, this prospectus.

Business combination with Finnovate

On June 27, 2025, we consummated the Business Combination pursuant to the Business Combination Agreement.

Pursuant to the Business Combination Agreement, the Business Combination was effected in two steps: (1) Merger Sub I merged with and into Scage International (the “First Merger”), with Scage International surviving the First Merger as a wholly-owned subsidiary of us (the time at which the First Merger became effective is sometimes referred to herein as the “First Merger Effective Time”); (2) on June 27, 2025 and immediately following the First Merger, Merger Sub II merged with and into Finnovate (the “Second Merger”), with Finnovate surviving the Second Merger as a wholly owned subsidiary of us (the time at which the Second Merger became effective is referred to herein as the “Effective Time”).

Prior to the First Merger Effective Time, Scage International caused a sponsored American depositary share facility for the Ordinary Shares established with Citibank, N.A. for the purpose of issuing and distributing the ADSs.

On June 27, 2025, and immediately prior to the First Merger Effective Time, each preferred share of Scage International, par value US$0.00001 per share, that was issued and outstanding immediately prior to the First Merger Effective Time was cancelled in exchange for the right to receive a number of Scage International Ordinary Shares at the then-effective conversion rate in accordance with Scage International’s amended and restated articles of association (the “Conversion”). At the First Merger Effective Time, pursuant to the First Merger, (1) each Scage International Ordinary Share that was issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion was cancelled and converted into the right to receive a number of Ordinary Shares at the Exchange Ratio (as defined in the Business Combination Agreement) (if applicable, in the form of ADSs); (2) any Company Convertible Securities (as defined in the Business Combination Agreement), to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, were automatically assumed by our Company and converted into a convertible security of us, subject to the same terms and conditions as were applicable to the corresponding former Company Convertible Securities immediately prior to the First Merger Effective Time; (3) every issued and outstanding share of us owned by One Strength Brother Limited, being the only issued and outstanding share in our Company immediately prior to the First Merger Effective Time, was cancelled; and (4) each then issued and outstanding ordinary share of Merger Sub I, par value US$0.0001 per share, was converted into and exchanged for one ordinary share of Scage International as the surviving company of the First Merger.

At the Effective Time, pursuant to the Second Merger: (1) each issued and outstanding public unit of Finnovate was automatically detached and the holder thereof was deemed to hold one Finnovate Class A Ordinary Share and three-quarters of one the public warrants of Finnovate (“Unit Separation”), (2) immediately following the Unit Separation, every issued and outstanding Finnovate Ordinary Share (other than treasury shares held by Finnovate and those shares held by insiders and Dissenting Finnovate Shares or subject to lock-up restrictions) immediately prior to the Effective Time was cancelled and converted automatically into the right to receive one ADS; (3) every issued and outstanding Finnovate Ordinary Share held by the insiders or subject to lock-up restrictions immediately prior to the Effective Time was cancelled and converted automatically into the right to receive one Ordinary Share; (4) pursuant to a certain Assignment, Assumption and Amendment to Warrant Agreement, at the Effective Time, each of the public warrants of Finnovate was converted into one Public Warrant of Scage, and each outstanding Finnovate Private Warrant was converted into one Private Warrant of Scage, and each of the Public Warrant of Scage and Private Warrant of Scage (together with public warrants, the “Assumed Warrants” or the “Warrants”) is subject to substantially the same terms and conditions set forth in the respective public warrants of Finnovate and private warrants of Finnovate, except that they represent the right to acquire ADS or Ordinary Shares in lieu of Finnovate Ordinary Shares; (4) each Finnovate Ordinary Share for which a holder had validly exercised its right of redemption was surrendered and cancelled and ceased to exist; and (5) each then issued and outstanding ordinary share of Merger Sub II, par value US$0.0001 per share, was converted into and exchanged for one ordinary share of Finnovate as the surviving entity of the Second Merger.

On June 30, 2025, the ADSs and the Assumed Warrants of the Company commenced trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “SCAG” and “SCAGW,” respectively.

Corporate Structure

We are an exempted company incorporated in the Cayman Islands with limited liability on July 14, 2023 for the purpose of effecting the Business Combination. Exempted companies are Cayman Island companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Act”).

The following diagram depicts a simplified organizational structure of the Company as of the date of this prospectus. For more details on our corporate history, please see “Item 4. Information On The Company—A. History and Development of the Company” that appears in the Annual Report, which is incorporated by reference herein.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of the ADSs held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. A summary of the significant differences can be found on our website. Our website address is ir.scagefd.com. The information contained on the website does not form a part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

This prospectus describes the general manner in which the Selling Securityholders may offer from time to time up to (1) 35,638,795 Ordinary Share, each represented by one ADS, and (2) 8,800,000 Private Warrants that comprise the Resale Securities through any means described in the section entitled “Plan of Distribution.” This prospectus also relates to the issuance and sale by us of up to 21,734,165 Ordinary Shares, each represented by one ADS, including (i) 8,800,000 Ordinary Shares underlying the Private Warrants exercisable at $11.50 per share (subject to adjustment), and (ii) 12,934,165 Ordinary Shares underlying the public warrants of the Company (the “Public Warrants”) exercisable at $11.50 per share (subject to adjustment). All of the Resale Securities, if and when sold, will be sold by the Selling Securityholders. The Selling Securityholders may sell the Resale Securities, from time to time at prevailing market prices or at privately negotiated prices.

Securities offered by the Selling Securityholders	(1) 35,638,795 Ordinary Share, each represented by one ADS, and (2) 8,800,000 Private Warrants

Offering prices for resales	The Selling Securityholders will determine when and how they will dispose of the Resale Securities, the resale of which is being registered pursuant to the registration statement of which this prospectus forms a part.

Ordinary Shares issued and outstanding prior to any exercise of the Public Warrants or the Private Warrants	72,609,665 Ordinary Shares

Ordinary Shares offered by us upon exercise of Public Warrants or Private Warrants	Up to 8,800,000 Ordinary Shares issuable upon exercise of the Private Warrants, and up to 12,934,165 Ordinary Shares issuable upon exercise of the Public Warrants, each represented by one ADS.

Ordinary Shares to be outstanding assuming full sale of the Resale Securities and exercise of all Public Warrants and all Private Warrants for cash	94,343,830 Ordinary Shares, which does not reflect other potential sources of dilution following the date of this prospectus, such as subsequent equity offerings or offerings of convertible securities.

Terms of the Warrants	Each Warrant entitles the holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustments. Our Warrants expire on June 27, 2030 at 5:00 p.m., New York City time, or earlier upon redemption. This description is only a summary. The Public Warrants are redeemable by us in certain circumstances.

Use of proceeds	We will not receive any of the proceeds from the resale of the Resale Securities. We will only receive proceeds from the exercise of any Warrants to the extent they are exercised. See “Use of Proceeds.”

Risk Factors	Investing in our ADSs is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 18 of this prospectus.

Nasdaq symbol:	SCAG

RISK FACTORS

An investment in our ADSs involves a high degree of risk. Before deciding whether to invest in our ADSs, you should consider carefully the risks factors set forth below and described in our most recent Annual Report on Form 20-F for the fiscal year ended June 30, 2025 on file with the SEC, which is incorporated by reference into this prospectus. If any of those risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our ADSs to decline, resulting in a loss of all or part of your investment. The risks factors discussed in other parts of this prospectus and set forth in the Annual Report are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our ADSs if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

There is substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the years ended June 30, 2025 and 2024 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern based on our net loss, negative cash flow used in operations and our working capital level. In addition, we have incurred, and expect to continue to incur, significant costs and negative cash flows during our business expansion. These conditions raised substantial doubts about our ability to continue as a going concern. Our audited consolidated financial statements for the years ended June 30, 2025 and 2024 do not include any adjustments that might result from the outcome of this uncertainty.

We intend to pursue private financing of debt or equity. There can be no assurances, however, that the current operating plan will be achieved or that additional funding will be available on terms acceptable to us, or at all. Our future capital requirements depend on many factors, including our growth rate, the continuing market acceptance of our offerings, the timing and extent of spending in research and development, our efforts to strengthen our service abilities, the expansion of sales and marketing activities, and the expansion and penetration of our business into different geographies and markets. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations or financial covenants. Our obligation to bear credit risk for certain financing transactions we facilitate may also strain our operating cash flow.

Moreover, the going concern opinion contained in our audited financial statements for the years ended June 30, 2025 and 2024 could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern.

Risks Related to Doing Business in China

Due to recent regulatory developments in China, certain PRC government agencies may exert more oversight and control over listing and offerings that are conducted overseas and foreign investment in China-based issuers, which could result in a material change in our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline. The record-filing of the CSRC may be required in connection with this offering and our future capital raising activities according to applicable laws and regulations, and, if required, we cannot assure you that we will be able to obtain such approval or complete such record-filing, in which case we may face regulatory sanctions for failure to comply with relevant requirements for this offering and our future capital raising activities.

Under the current Regulations on Merger and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”), as jointly adopted by six PRC regulatory agencies in 2006 and amended in 2009, an offshore special purpose vehicle (“SPV”) that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies (which refer to non-foreign-invested enterprise in the PRC under the M&A Rules) or assets is required to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. Our PRC counsel, Yenlex Partners, has advised us, that based on their understanding of the current PRC laws, regulations and rules, because the PRC Subsidiaries were all foreign-invested enterprises or reinvested enterprises, which are not PRC domestic companies under the M&A Rules, at the time they were acquired by the relevant offshore special purpose vehicles, the CSRC’s approval under the M&A Rules was not required for the listing and trading of Company ADSs and the Assumed Warrants on Nasdaq in the context of the Business Combination and is not required for the offering of the Resale Securities.

However, Yenlex Partners, our PRC counsel, has further advised us that it remains uncertain as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, might further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained in the future. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel does. If it is determined that CSRC approval under the M&A Rules is required for offering, we may face investigation and penalties by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering, which may materially and adversely affect our business, financial condition, and results of operations.

Furthermore, the PRC regulatory authorities have recently exerted more oversight and control over overseas securities offerings that are conducted by China-based companies, and overseas investments that are conducted in China-based companies according to relevant applicable laws and regulations. On July 6, 2021, the General Office of the State Council of the PRC, together with another regulatory authority, jointly promulgated the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law, which calls for enhanced administration and supervision of overseas-listed China-based companies, proposes to revise the relevant regulation governing the overseas issuance and listing of shares by such companies, and clarifies the responsibilities of competent domestic industry regulators and government authorities. On February 17, 2023, the CSRC released the Overseas Listing Trial Measures and circulated five supporting guidelines (the “Overseas Listing Trial Measures”), which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies (which refer to companies incorporated within the PRC under the Overseas Listing Trial Measures) that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provide that an overseas listing or offering is explicitly prohibited, if any of the following occurs: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigation for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or its actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as an indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in China, or its main place(s) of business are located in China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in China. Where an issuer submits an application for an initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of the relevant application documents is not required). Where a domestic company seeks to indirectly offer and list securities on overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Overseas Listing Trial Measures also require subsequent reports to be filed with the CSRC on material events, such as a change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

As advised by our PRC counsel, Yenlex Partners, we were required to complete the filing with the CSRC for the Business Combination, and the CSRC concluded the filing procedures and published the filing results on the CSRC website, prior to the listing of Company ADSs and the Assumed Warrants in accordance with the requirements under the Overseas Listing Trial Measures on March 12, 2025. We believe that we are not required to file with the CSRC in connection with this prospectus because the Resale Shares represented by the ADSs offered hereunder were originally issued upon the exercise of warrants issued in connection with the Business Combination and do not constitute a new issuance of any new securities based on the foregoing.

However, Yenlex Partners, our PRC counsel, has further advised us that we cannot assure you that the CSRC would reach the same conclusion as our PRC counsel does. If it is determined that we were required to file with the CSRC for this offering within three working days after its completion and haven’t, we may face investigation and penalties by the CSRC or other PRC regulatory agencies for our failure to obtain or delay in obtaining CSRC approval for this offering, which may materially and adversely affect our business, financial condition, and results of operations.

Regardless of whether this offering will be subject to any filing requirements with the CSRC under the Overseas Listing Trial Measures, any future securities offerings and listings outside of China by our company, including, but not limited to, any follow-on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Overseas Listing Trial Measures, and we cannot assure you that we will be able to comply with such filing requirements in a timely manner, or at all.

In addition, we cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement on us or the PRC Subsidiaries, or otherwise tighten the regulations on overseas listing of PRC domestic companies and foreign investment in China-based issuers, which could result in a material change in our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. If it is determined that our future offshore fund-raising activities are subject to any CSRC approval, filing, other governmental authorization or requirements, we cannot assure you that we or the PRC Subsidiaries could obtain such approval or meet such requirements in a timely manner or at all. Such failure may subject us or the PRC Subsidiaries to fines, penalties or other sanctions which may have a material adverse effect on our business and financial condition.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment.

On December 28, 2021, the NDRC, the MIIT, and several other administrations jointly published the Measures for Cybersecurity Review, effective on February 15, 2022, which required that, among others, operators of “critical information infrastructure” purchasing network products and services or network platform operators carrying out data processing activities, that affect or may affect national security, shall apply with the Cybersecurity Review Office for a cybersecurity review. In addition, a network platform operator holding over one million users’ personal information shall apply with the Cybersecurity Review Office for a cybersecurity review before any public offering at a foreign stock exchange.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring, among other things, that data processors that provide data overseas shall apply to the CAC for security assessments if: (1) data processors provide important data overseas; (2) critical information infrastructure operators or data processors processing personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas since January 1 of the previous year, provide personal information to overseas parties; or (4) other scenarios required by the CAC to apply for security assessments occur. In addition, these measures require data processors to carry out self-assessments of risks of providing data overseas before applying to the CAC for security assessments. As advised by our PRC counsel, as of the date of this prospectus, since: (1) our business operations do not involve any operator of a network platform with personal information of over one million users; (2) we have not received notification that we are recognized as a critical information infrastructure operator by the administration responsible for the security protection of critical information infrastructure; (3) our business operations do not involve the processing of important data; and (4) we only provided a small amount of personal information to overseas institutions in connection with our Business Combination and listing process, we are not required to apply for the security assessment or the cybersecurity review under such regulations.

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

●	in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

●	during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies, securities service providers or overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e., be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

●	working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

On March 22, 2024, the CAC promulgated the Provisions on Promoting and Regulating Cross-border Data Flows (the “Provisions”), which came into effect on the same day. According to the Provisions, if relevant departments or jurisdictions have not informed the data handlers or publicly announced that the data are important data, data handlers are not required to undergo security assessment for cross-border data provision.

Given that the above-mentioned laws, regulations and policies were recently promulgated or issued, their interpretation, application and enforcement may be subject to substantial uncertainties, and we face uncertainty as to whether any review or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our business, shut down our platforms, or face other penalties, which could materially and adversely affect our business, financial condition and results of operations, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, which could cause the value of our securities to significantly decline or become worthless.

Risks Relating to Our Securities

Although we may be exempt from certain corporate governance standards applicable to U.S. issuers as a foreign private issuer, if we cannot continue to satisfy the listing requirements and other rules of Nasdaq, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

On September 3, 2025, Nasdaq submitted to the SEC a proposed rule change that would amend the initial listing standards applicable to companies that principally conduct their operations in China (including Hong Kong and Macau). The proposed amendments would, among other things, require such issuers seeking to list under Nasdaq’s net income standard to raise a minimum of $25 million in gross proceeds in a public offering and to maintain at least $15 million in public float. Nasdaq has stated that the purpose of these amendments is to enhance market quality and investor protection, in particular, by reducing risks associated with illiquid trading and potential market manipulation involving issuers with operations in China. The SEC announced in December 2025 that it was instituting proceedings to allow for additional analysis and public comment on the proposed Nasdaq rule change for China-based issuers, without yet reaching a conclusion on whether to approve or disapprove the proposal. On December 18, 2025, the SEC announced that it was instituting proceedings to allow for additional analysis and public comment on the proposed Nasdaq rule change for China-based issuers, without yet reaching a conclusion on whether to approve or disapprove the proposal.

Our securities could be subject to expedited suspension and delisting if we fail to maintain a minimum market value of $8 million. Any such outcome would materially and adversely affect the liquidity of our securities and could result in a complete loss of our ability to access U.S. capital markets.

In addition, in order to maintain our listing on The Nasdaq Global Market, we must maintain a minimum share price of $1.00 and satisfy standards relative to minimum shareholders’ equity, minimum market value of publicly held shares and various additional requirements. If we fail to comply with all listing standards applicable to issuers listed on The Nasdaq Global Market, the Ordinary Shares may be delisted. If the Ordinary Shares are delisted, it could reduce the price of the Ordinary Shares and the levels of liquidity available to our shareholders. In addition, the delisting of the Ordinary Shares could materially and adversely affect our access to the capital markets and any limitation on liquidity or reduction in the price of the Ordinary Shares could materially and adversely affect our ability to raise capital.

If Nasdaq subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Ordinary Shares are a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve significant risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements include information about our possible or assumed future results of operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. The risk factors and cautionary language referred to in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in our forward-looking statements, including among other things, the items identified in “Item 3. Key Information—D. Risk Factors” in the Annual Report.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which we refer readers in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances upon which any statement is based.

Industry Data and Forecasts

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. However, we acknowledge our responsibility for all disclosures in this prospectus and our SEC filings that are incorporated by reference into this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward- looking statements in this prospectus due to a variety of factors, including those described in this section, the section entitled “Risk Factors,” the section entitled “Item 3. Key Information—D. Risk Factors” in the Annual Report, and elsewhere in this prospectus and our SEC filings that are incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and estimates.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands holding company with no material operations of our own. We conduct our operations in China through Scage International and its subsidiaries in China. A majority of our assets, management team and directors are based in China. Service of process upon us, our officers and our directors may be difficult to obtain within the United States and any judgment obtained in the U.S. against us and these individuals may not be collectible within the U.S. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China or Cayman Islands against us or our management named in this annual report based on foreign laws” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Securities—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited” in the Annual Report.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against it under the securities laws of the United States.

Cayman Islands

We have been advised by Ogier, our counsel as to Cayman Islands law, that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Ogier that, there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final and conclusive;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

People’s Republic of China

Yenlex Partners, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Yenlex Partners has further advised that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC for disputes relating to contracts or other property interests if they can establish sufficient connection to the PRC for a PRC court to have jurisdiction and meet other procedural requirements. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. In addition, it will be difficult for United States shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or our Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Resale Securities. The Selling Securityholders will receive all of the net proceeds from the sales of the Resale Securities under this prospectus. The Selling Securityholders will pay all brokerage fees and commissions and similar expenses attributable to the sales of the Resale Securities. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Resale Securities, including legal and accounting fees. See “Plan of Distribution.”

We could receive gross proceeds of up to $249,942,897.50 if all Warrants, including the 8,800,000 Private Warrants, are exercised for cash. The likelihood of such exercise and the resulting cash proceeds is primarily dependent on the market price of our ADSs. If the market price of our ADSs remains below the $11.50 exercise price, subject to adjustment, the Warrants will be “out-of-the-money” and unlikely to be exercised. Consequently, we may never receive significant proceeds from these instruments. Any proceeds received will be used at our discretion for general corporate purposes. There is no guarantee that warrant holders will elect to exercise their Warrants for cash or at all.

DIVIDEND POLICY

Since our inception, we have not declared or paid cash dividends on our Ordinary Shares. The payment of cash dividends by us in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition. Our Board will consider whether or not to institute a dividend policy. It is presently intended that we will retain our earnings for use in business operations and, accordingly, it is not anticipated that our Board will declare dividends in the foreseeable future.

SELLING SECURITYHOLDERS

This prospectus relates to the resale, from time to time, of the Selling Securityholders of up to (1) 35,638,795 Ordinary Shares, each represented by one ADS, and (2) 8,800,000 Private Warrants.

This prospectus also relates to the issuance and sale by us of up to 21,734,165 Ordinary Shares, each represented by one ADS, including (1) 8,800,000 Ordinary Shares underlying the Private Warrants exercisable at $11.50 per share (subject to adjustment), and (2) 12,934,165 Ordinary Shares underlying the Public Warrants of the Company exercisable at $11.50 per share (subject to adjustment).

The following table sets forth the names of the Selling Securityholders, the number of the Ordinary Shares that the Selling Securityholders beneficially owned prior to the offering, and the maximum number of the Resale Securities that may be offered for resale for the account of the Selling Securityholders under this prospectus. The table also provides information regarding the number of the Ordinary Shares beneficially owned by the Selling Securityholders after the offering of the shares, as adjusted to reflect the assumed sale of all of the Resale Securities offered under this prospectus.

None of the Selling Securityholders is a broker-dealer or an affiliate of a broker-dealer. Each Selling Securityholder may offer for sale from time to time any or all of the Resale Securities. The table below assumes that the Selling Securityholders will sell all of the Resale Securities offered for sale by this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that a person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding.

The Company may require the Selling Securityholders to suspend the sales of the Resale Securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name of the Selling Securityholders	Ordinary Shares Beneficially Owned Prior to Offering(1)	Private Warrants Beneficially Owned Prior to Offering(1)	Maximum Number of Ordinary Shares to be Sold	Maximum Number of Private Warrants to be Sold	Number of Ordinary Shares Owned After Offering (2)	Number of Private Warrants Owned After Offering(2)
Aviram Hazak(3)	3,508	7,581	3,508	7,581	-	-
BOTBRIDGE HOLDINGS LIMITED(4)	204,946	631,427	204,946	631,427	-	-
CREATIVE FRONT GLOBAL LIMITED(5)	210,358	656,860	210,358	656,860	-	-
EarlyBirdCapital, Inc.(6)	-	556,962	-	556,962	-	-
ENFILDO LIMITED(7)	29,232	63,176	29,232	63,176	-	-
GERSHON CAPITAL LTD.(8)	129,382	279,622	129,382	279,622	-	-
Gustavo Schwed(9)	39,453	75,811	39,453	75,811	-	-
Haoming Li(10)	0	660,804	0	660,804	-	-
JEMAPELLEHELENE HOLDING LIMITED(11)	497,452	1,503,723	497,452	1,503,723	-	-
MEITAV PROVIDENT FUNDS AND PENSION LTD.(12)	181,125	871,829	181,125	871,829	-	-
Ron Golan(13)	58,464	126,352	58,464	126,352	-	-
RTZ INVESTMENTS LTD.(14)	29,232	63,176	29,232	63,176	-	-
SPARTAN INVESTMENT LIMITED(15)	211,343	638,858	211,343	638,858	-	-
STEPHENSON MANAGEMENT INC.(16)	87,695	189,528	87,695	189,528	-	-
SUN TONE LIMITED(17)	211,153	464,964	211,153	464,964	-	-
Tami Gershon(18)	23,385	50,541	23,385	50,541	-	-
TC CAPITAL LTD(19)	152,768	330,162	152,768	330,162	-	-
ULTIMATE HERO INVESTMENTS LIMITED(20)	209,489	303,180	209,489	303,180	-	-
WIN-WIN CO-OPERATION LIMITED(21)	211,412	663,390	211,412	663,390	-	-
Xuan Sun(22)	-	636,784	0	636,784	-	-

Yoni Ophir Holdings LTD.(23)	-	25,270	0	25,270	-	-
DOMMY LIMITED(24)	206,776	-	206,776	-	-	-
Chunyi Hao(25)	10,000	-	10,000	-	-	-
Calvin Ling Kung(26)	25,000	-	25,000	-	-	-
Tiemei Li(27)	10,000	-	10,000	-	-	-
Jiayu Peng(28)	91,387	-	91,387	-	-	-
Sanjay Prasad(29)	10,000	-	10,000	-	-	-
RARLON YONGER LIMITED(30)	202,028	-	202,028	-	-	-
Yiyuan Wang(31)	210,588	-	210,588	-	-	-
Wang Chiu Wong(32)	15,000	-	15,000	-	-	-
Yoni Ophir(33)	11,693	-	11,693	-	-	-
Qiangguo Zeng(34)	120,880	-	120,880	-	-	-
Nadav Zohar(35)	4,375	-	4,375	-	-	-
Mitch Garber(36)	4,375	-	4,375	-	-	-
Upward Stars Group Limited(37)	29,785,174	-	11,914,070	-	17,871,104	-
Two Courage Brothers Limited(38)	3,123,110	-	1,249,244	-	1,873,866	-
Three Action Brothers Limited(39)	3,903,900	-	1,561,560	-	2,342,340	-
Four Genuine Brothers Limited(40)	780,777	-	780,777	-	-	-
Five Epic Brothers Limited(41)	2,843,596	-	2,843,596	-	-	-
Victorious Lights Holding Limited(42)	5,004,625	-	5,004,625	-	-	-
Sikaiqi Jiuhe Holdings Limited(43)	6,233,018	-	6,233,018	-	-	-
JHGongFu Limited(44)	973,006	-	973,006	-	-	-
DBROSVC SP2 LIMITED(45)	365,673	-	365,673	-	-	-
Jinshuo Hechuang No. 1 Investment (Sanya) Partnership (Limited Partnership)(46)	1,100,727	-	1,100,727	-	-	-
Cohen & Company Securities, LLC(47)	200,000		200,000

(1)	For the purpose of this table only, the offering refers to the resale of the Resale Securities by the Selling Securityholders listed above.
(2)	Assumes the sale of all of the Resale Securities offered by the Selling Securityholders pursuant to this prospectus.
(3)	Aviram Hazak, holds voting and/or dispositive power over 3,508 Ordinary Shares and 7,581 Warrants. The principal address of Aviram Hazak is: Herzog Tower, 6 Yitzhak Sade Street, Tel Aviv, 6777506, Israel.

(4)	Yan Li, exercises voting and/or dispositive power over 204,946 Ordinary Shares and 631,427 Warrants held by BOTBRIDGE HOLDINGS LIMITED. Yan Li does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of BOTBRIDGE HOLDINGS LIMITED is: Start Chambers, Wickhams Cay II, P.O. Box 2221, Road Town VG1110, British Virgin Islands.
(5)	Chunyi Hao , exercises voting and/or dispositive power over 210,358 Ordinary Shares and 656,860 Warrants held by CREATIVE FRONT GLOBAL LIMITED. Chunyi Hao does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of CREATIVE FRONT GLOBAL LIMITED is: Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.
(6)	Nadav Zohar, exercises voting and/or dispositive power over 29,232 Ordinary Shares and 63,176 Warrants held Represents 556,962 Warrants held by EarlyBirdCapital, Inc. Steven Levine, Michelle Pendergast and Amy Kaufmann are officers of EarlyBirdCapital, Inc. and may be deemed to have joint voting and dispositive power with respect to the Warrants held by EarlyBirdCapital, Inc. Each of Steven Levine, Michelle Pendergast and Amy Kaufmann disclaim beneficial ownership of the Warrants held by EarlyBirdCapital, Inc. The principal address of EarlyBirdCapital, Inc. is: 1 Huntington Quad STE 1C15 Melville, NY 11747.
(7)	Nadav Zohar, exercises voting and/or dispositive power over 29,232 Ordinary Shares and 63,176 Warrants held by ENFILDO LIMITED. Nadav Zohar does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of ENFILDO LIMITED is: 1 Konstantinos Skokos Street, Capital Chambers, 5th Floor, Ayios Antonios, Nicosia 1061, Cyprus.
(8)	David Gershon, exercises voting and/or dispositive power over 129,382 Ordinary Shares and 279,622 Warrants held by GERSHON CAPITAL LTD. David Gershon does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of GERSHON CAPITAL LTD. is: 24 Hakotzer St, Kfar Shmaryahu 4691000, Israel.
(9)	Gustavo Schwed, holds voting and/or dispositive power over 39,453 Ordinary Shares and 75,811 Warrants. The principal address of Gustavo Schwed is: 34 West 17th St. PH, New York NY 10011, United States.
(10)	Haoming Li, holds dispositive power over 660,804 Warrants. The principal address of Haoming Li is: Jingji Binhe Shidai, D3-8B, Futian District, Shenzhen 518000, China.
(11)	Nan Shen, exercises voting and/or dispositive power over 497,452 Ordinary Shares and 1,503,723 Warrants held by JEMAPELLEHELENE HOLDING LIMITED. Nan Shen does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of JEMAPELLEHELENE HOLDING LIMITED is: Start Chambers, Wickhams Cay II, P.O. Box 2221, Road Town VG1110, British Virgin Islands.
(12)	MEITAV INVESTMENT HOUSE LTD, exercises voting and/or dispositive power over 181,125 Ordinary Shares and 871,829 Warrants held by MEITAV PROVIDENT FUNDS AND PENSION LTD. MEITAV INVESTMENT HOUSE LTD does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of MEITAV PROVIDENT FUNDS AND PENSION LTD. is: 1 Zabotinsky, Bnei Brak Meitav, 5112302, Israel.
(13)	Ron Golan, holds voting and/or dispositive power over 58,464 Ordinary Shares and 126,352 Warrants. The principal address of Ron Golan is: 59 Yosef Tsvi, Ramat Gan, 5231267, Israel.
(14)	Nadav Sabarov , exercises voting and/or dispositive power over 29,232 Ordinary Shares and 63,176 Warrants held by RTZ INVESTMENTS LTD. Nadav Sabarov does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of RTZ INVESTMENTS LTD. is: 4 Malaachi Street, Ramat Gan, 5211200, Israel.
(15)	Ya Li, exercises voting and/or dispositive power over 211,343 Ordinary Shares and 638,858 Warrants held by SPARTAN INVESTMENT LIMITED. Ya Li does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of SPARTAN INVESTMENT LIMITED is: Start Chambers, Wickhams Cay II, P.O. Box 2221, Road Town VG1110, British Virgin Islands.

(16)	Mitchell Garber, exercises voting and/or dispositive power over 87,695 Ordinary Shares and 189,528 Warrants held by STEPHENSON MANAGEMENT INC. Mitchell Garber does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of STEPHENSON MANAGEMENT INC. is: 2200 Stanley, Montreal, QC, H3A 1R7 Canada.
(17)	Wang Chiu Wong, exercises voting and/or dispositive power over 211,153 Ordinary Shares and 464,964 Warrants held by SUN TONE LIMITED. Wang Chiu Wong does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of SUN TONE LIMITED is: Start Chambers, Wickhams Cay II, P.O. Box 2221, Road Town VG1110, British Virgin Islands.
(18)	Tami Gershon, holds voting and/or dispositive power over 23,385 Ordinary Shares and 50,541 Warrants. The principal address of Tami Gershon is: 24 Hakotzer St, Kfar Shmaryahu 4691000, Israel.
(19)	Tal Chaitchik, exercises voting and/or dispositive power over 152,768 Ordinary Shares and 330,162 Warrants held by TC CAPITAL LTD. Tal Chaitchik does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of TC CAPITAL LTD is: 79 Hazorea Street, Kfar Shemaryahu, 4691000 Israel.
(20)	Chunyi Hao, exercises voting and/or dispositive power over 209,489 Ordinary Shares and 303,180 Warrants held by ULTIMATE HERO INVESTMENTS LIMITED. Chunyi Hao does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of ULTIMATE HERO INVESTMENTS LIMITED is: Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.
(21)	Shengshuo Zhang, exercises voting and/or dispositive power over 211,412 Ordinary Shares and 663,390 Warrants held by WIN-WIN CO-OPERATION LIMITED. Shengshuo Zhangdoes not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of WIN-WIN CO-OPERATION LIMITED is: Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.
(22)	Xuan Sun, holds dispositive power over 636,784 Warrants. The principal address of Xuan Sun is: Flatf 42/F Tower, 6 Harbour Green, No 8 Sham Mong Road, Tai Kok Tsulkln, Hong Kong 999077, Hong Kong.
(23)	Jonathan Ophir, exercises dispositive power over 25,270 Warrants held by Yoni Ophir Holdings LTD. Jonathan Ophir does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of Yoni Ophir Holdings LTD. is: 45 Yigal Mosinsson St., Tel-Aviv, 6901939 Israel.
(24)	Chunchen Nie, exercises voting and/or dispositive power over 206,776 Ordinary Shares held by DOMMY LIMITED. Chunchen Nie does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of DOMMY LIMITED is: Corporate Registrations Limited, Sea Meadow House, Blackburne Highway (P.O. Box 116), Road Town, Tortola VG1110, British Virgin Islands.
(25)	Chunyi Hao, holds voting and/or dispositive power over 10,000 Ordinary Shares. The principal address of Chunyi Hao is: 35C Tower 5, Bel-Air No 8 Boulevard, Cyberport, Hong Kong.
(26)	Calvin Ling Kung, holds voting and/or dispositive power over 25,000 Ordinary Shares. The principal address of Calvin Ling Kung is: 19386 Legacy Pl, Rowland Heights, CA 91748, United States.
(27)	Tiemei Li, holds voting and/or dispositive power over 10,000 Ordinary Shares. The principal address of Tiemei Li is: 254 Kensington Av., Westmount Qc, H3Z 2G6, Canada.
(28)	Jiayu Peng, holds voting and/or dispositive power over 91,387 Ordinary Shares. The principal address of Jiayu Peng is: 503, Building 14, Jingmi Village, No. 70 Jingtian West Road, Futian District, Shenzhen, 518000 China.
(29)	Sanjay Prasad, holds voting and/or dispositive power over 10,000 Ordinary Shares. The principal address of Sanjay Prasad is: 22 Degraaf CT, Mahwah, NJ 07430-2567, United States.

(30)	Ngai Li, exercises voting and/or dispositive power over 202,028 Ordinary Shares held by RARLON YONGER LIMITED. Ngai Li does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of RARLON YONGER LIMITED is: Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.
(31)	Yiyuan Wang, holds voting and/or dispositive power over 210,588 Ordinary Shares. The principal address of Yiyuan Wang is: Collective Household of Guomao Community, Room 201, Building A, Jinlong City Plaza, No. 45 Jinlong Road, Longhua District, Haikou, 570100 China.
(32)	Wang Chiu Wong, holds voting and/or dispositive power over 15,000 Ordinary Shares. The principal address of Wang Chiu Wong is: 19B Yen Kung Mansion, Taikoo Shing, Hong Kong.
(33)	Yoni Ophir, holds voting and/or dispositive power over 11,693 Ordinary Shares. The principal address of Yoni Ophir is: 45 Yigal Mosinsson St., Tel-Aviv, 6901939 Israel.
(34)	Qiangguo Zeng, holds voting and/or dispositive power over 120,880 Ordinary Shares. The principal address of Qiangguo Zeng is: 1703 Pengyun Pavilion, Jinlihao Garden, No. 48 Libei South Road, Luohu District, Shenzhen 518000, China.
(35)	Nadav Zohar, holds voting and/or dispositive power over 4,375 Ordinary Shares. The principal address of Nadav Zohar is: No 4, Triq It-Telghat Tax-Xemxija, St Paul’s Bay, SPB9020, Malta.
(36)	Mitch Garber, holds voting and/or dispositive power over 4,375 Ordinary Shares. The principal address of Mitch Garber is: 30 Sunnyside Ave, Montreal QC, H3Y 1C2, Canada.
(37)	Represents (i) 29,785,174 Ordinary Shares issued to Upward Stars Group Limited, a British Virgin Islands company wholly owned by Chao Gao. The registered office of Upward Stars Group Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands; and (ii) 15,656,008 Ordinary Shares that Chao Gao beneficially owns by virtue of an acting-in-concert agreement. In August 2024, Upward Stars Group Limited, Two Courage Brothers Limited, Three Action Brothers Limited, Victorious Lights Holding Limited, Five Epic Brothers Limited and Four Genuine Brothers Limited entered into an acting-in-concert agreement, which became effective immediately upon the First Merger. Pursuant to the acting-in-concert agreement, the parties agree to vote on the matters that require action in concert, and if the parties thereof are unable to reach a unanimous opinion in relation to such matters, a decision that is made by Chao Gao as the sole owner of Upward Stars Group Limited shall be deemed as a decision that is unanimously passed and agreed by the parties and shall be binding on the parties. Therefore, Chao Gao also beneficially owns (i) 5,004,625 Ordinary Shares issued to Victorious Lights Holding Limited, a British Virgin Islands company wholly owned by Qinghua Zeng; the registered office of Victorious Lights Holding Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands; (ii) 3,903,900 Ordinary Shares issued to Three Action Brothers Limited, a British Virgin Islands company wholly owned by Yuanchi Guo; the registered office of Three Action Brothers Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands; (iii) 3,123,110 Ordinary Shares issued to Two Courage Brothers Limited, a British Virgin Islands company wholly owned by Ziqian Guan; the registered office of Two Courage Brothers Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands; (iv) 2,843,596 Ordinary Shares issued to Five Epic Brothers Limited, a British Virgin Islands company wholly owned by Rong Wang; the registered office of Five Epic Brothers Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands; and (v) 780,777 Ordinary Shares issued to Four Genuine Brothers Limited, a British Virgin Islands company wholly owned by Guobin Zhai; the registered office of Four Genuine Brothers Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.
(38)	See footnote (37).
(39)	See footnote (37).
(40)	See footnote (37).
(41)	See footnote (37).
(42)	See footnote (37).

(43)	Sikaiqi Jiuhe Holdings Limited is a British Virgin Islands company wholly owned by Beijing Jiuhe Ruida Venture Capital Partnership L.P. The registered office of Sikaiqi Jiuhe Holdings Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.
(44)	Xiao Wang, exercises voting and/or dispositive power over 973,006 Ordinary Shares held by JHGongFu Limited. Xiao Wang does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of JHGongFu Limited is: Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands 973,006.
(45)	Yankun Lin, exercises voting and/or dispositive power over 365,673 Ordinary Shares held by DBROSVC SP2 LIMITED. Yankun Lin does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of DBROSVC SP2 LIMITED is: Unit 89, 3/F, Yau Lee Centre, No. 45, Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong.
(46)	Guanwen Li, exercises voting and/or dispositive power over 1,100,727 Ordinary Shares held by Jinshuo Hechuang No. 1 Investment (Sanya) Partnership (Limited Partnership). Guanwen Li does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of Jinshuo Hechuang No. 1 Investment (Sanya) Partnership (Limited Partnership) is: No. 223, Block A, Building 1, Phoenix Island, Sanya Central Business District, Tianya District, Sanya City, Hainan Province, China.
(47)	Jerry Serowik, exercises voting and/or dispositive power over 200,000 Ordinary Shares held by Cohen & Company Securities, LLC. Jerry Serowik does not now, nor has he/she had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of Cohen & Company Securities, LLC is: 2929 Arch Street, Suite 1703, Philadelphia PA, 19103, United States.

MANAGEMENT

You should carefully review the information under the heading “Item 6. Directors, Senior Management and Employees” in the Annual Report, which is incorporated by reference herein.

PRINCIPAL SHAREHOLDERS

You should carefully review the information under the heading “Item 6. Directors, Senior Management and Employees —E. Share Ownership” in the Annual Report, which is incorporated by reference herein.

PLAN OF DISTRIBUTION

The Selling Securityholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, after the effective date of the registration statement of which this prospectus forms a part, sell any or all of their Resale Securities being offered under this prospectus on any stock exchange, market or trading facility on which the Resale Securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholders may sell their respective Resale Securities covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, or in any manner permitted by the Securities Act, including any one or more of the following ways:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Resale Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	“at the market” into an existing market for our ADSs;

●	other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such Resale Securities at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The Resale Securities may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a Selling Securityholder, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of the Resale Securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders may pledge their Resale Securities to their brokers under the margin provisions of customer agreements. If a Selling Securityholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Resale Securities.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of the Resale Securities, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of the Resale Securities offered under this prospectus are made to broker-dealers as principals, the Company would be required to file a post-effective amendment to the registration statement of which this prospectus forms a part. In the post-effective amendment, the Company would be required to disclose the names of any participating broker- dealers and the compensation arrangements relating to such sales.

The Selling Securityholders and any broker-dealers or agents that are involved in selling the Resale Securities offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the Resale Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell the Resale Securities offered under this prospectus unless and until the Company sets forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus forms a part.

Brokers, dealers, underwriters or agents participating in the distribution of the Resale Securities may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Resale Securities sold by a Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of the Resale Securities sold by the Selling Securityholders may be less than or in excess of customary commissions. Neither we nor the Selling Securityholders can presently estimate the amount of compensation that any agent will receive from any purchasers of the Resale Securities sold by a Selling Securityholder.

We know of no existing arrangements between the Selling Securityholders or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Resale Securities.

The Selling Securityholders and any other persons participating in the sale or distribution of the Resale Securities offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the Resale Securities by, the Selling Securityholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the securities.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Resale Securities in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Resale Securities in the course of hedging the positions they assume with a Selling Securityholder. The Selling Securityholders may also sell the Resale Securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of the Resale Securities offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to such prospectus, as supplemented or amended to reflect such transaction to the extent required. The Selling Securityholders may also pledge the Resale Securities offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Resale Securities pursuant to this prospectus, as supplemented or amended to reflect such transaction to the extent required.

The Selling Securityholders may enter into derivative transactions with third parties or sell their respective Resale Securities to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Resale Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use the Resale Securities pledged by a Selling Securityholder or borrowed from a Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock and may use such Resale Securities received from such Selling Securityholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the Resale Securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

In connection with the offering of the Resale Securities, underwriters may purchase and sell the Resale Securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of shares than they are required to purchase in connection with the offering of the Resale Securities. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs from the Selling Securityholders in the offering of the Resale Securities. Such underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing the ADSs in the open market. In determining the source of the ADSs to close out the covered short position, such underwriters will consider, among other things, the price of the ADSs available for purchase in the open market as compared to the price at which they may purchase the ADSs through an over-allotment option, if any. “Naked” short sales are any sales in excess of such option. Such underwriters must close out any naked short position by purchasing the ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase the ADSs in the offering of the Resale Securities. Stabilizing transactions consist of various bids for or purchases of the ADSs made by such underwriters in the open market prior to the completion of the offering of the Resale Securities.

Such underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because the representatives have repurchased the ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. Such members, partners or stockholders would thereby receive freely tradeable ADSs pursuant to the distribution through such registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use such prospectus to resell such ADSs acquired in such distribution.

The Resale Securities covered by this prospectus may also be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to such prospectus.

If any of the Resale Securities offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Securityholders will sell all or any portion of the Resale Securities offered under this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of the Resale Securities by the Selling Securityholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by such a Selling Securityholder, any compensation paid by a Selling Securityholder to any such brokers, dealers, underwriters or agents, and any other required information.

The Selling Securityholders and we have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

This offering will terminate on the date that all the Resale Securities have been sold by the Selling Securityholders.

Our ADSs are currently listed on Nasdaq Capital Market under the symbol “SCAG.”

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Certain legal matters relating to PRC law will be passed upon for us by Yenlex Partners, our counsel as to PRC law. Hunter Taubman Fischer & Li LLC may rely upon Ogier with respect to matters governed by Cayman Islands law and Yenlex Partners with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements for the fiscal year ended June 30, 2025 incorporated in this prospectus by reference to the Annual Report have been so incorporated in reliance on the report of HTL International, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of HTL International, LLC is located at 12 Greenway Plaza, Suite 1100, Houston, TX 77046.

The consolidated financial statements of Scage International Limited as of June 30, 2024, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit and cash flows for each of the two years in the period ended June 30, 2024, and the related notes, incorporated in this prospectus by reference to the Annual Report have been so incorporated in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Marcum Asia CPAs LLP is located at 7 Penn Plaza, Suite 830, New York, NY 10001.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Resale Securities offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the ADSs. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Effective March 18, 2026, our executive officers and directors will be required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities. Our 10% shareholders who are not officers or directors, however, will remain exempt from Section 16(a) reporting requirements.

The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

MATERIAL CHANGES

Except as otherwise described in the Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since June 30, 2025.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the year ended June 30, 2025 filed with the SEC on November 12, 2025; and

●	Our Current Reports on Form 6-K filed with the SEC on August 29, 2025 and October 3, 2025 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Scage Future

Address: 2F, Building 6, No. 6 Fengxin Road, Yuhuatai District, Nanjing City, Jiangsu Province, 210012 People’s Republic of China

Tel: +86 25-5240-9912

Attention: Chao Gao, Company Contact Person

You also may access the incorporated reports and other documents referenced above on our website at ir.scagefd.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

Under our A&R MAA, to the fullest extent permissible under Cayman Islands law every director and officer of our Company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities, which were not registered under the Securities Act. We believe that the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved with respect to such issuance.

On June 27, 2025, we issued an aggregate of 72,609,665 Ordinary Shares and 21,734,165 Warrants to our shareholders pursuant to the Business Combination Agreement.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(e)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(h)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association of Scage Future, as currently in effect (incorporated herein by reference to Exhibit 1.1 to Registrant’s shell company report on Form 20-F (File No. 001- 42632), filed with the Securities and Exchange Commission on July 3, 2025)
4.1	Specimen American Depositary Receipt (included in Exhibit 2.2)(incorporated herein by reference to Exhibit 2.1 to Registrant’s shell company report on Form 20-F (File No. 001- 42632), filed with the Securities and Exchange Commission on July 3, 2025)
4.2	Deposit Agreement, dated as of June 27, 2025, by and among Scage Future, the depositary named therein, and holders and beneficial owners of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 2.2 to Registrant’s shell company report on Form 20-F (File No. 001- 42632), filed with the Securities and Exchange Commission on July 3, 2025)
4.3	Specimen Ordinary Share Certificate of Scage Future (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
4.4	Specimen Warrant Certificate of Scage Future (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
4.5	Warrant Agreement, dated November 8, 2021, between Finnovate and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on November 8, 2021)
4.6	Assignment, Assumption and Amendment to Warrant Agreement dated October 18, 2024 by and among Finnovate Acquisition Corp., Scage Future and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
4.7	Description of Securities (incorporated by reference to Exhibit 2.6 to Registrant’s Annual Report on Form 20-F (File No. 001- 42632) filed with the Securities and Exchange Commission on November 12, 2025)
4.8	Acting-in-concert Agreement (incorporated by reference to Exhibit 4.10 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
5.1*	Opinion of Ogier regarding the validity of the Ordinary Shares being registered
5.2*	Opinion of Hunter Taubman Fischer & Li LLC regarding the enforceability of the Private Warrants
10.1	Business Combination Agreement, dated as of August 21, 2023, by and among Finnovate Acquisition Corp., Scage Future, Hero 1, Hero 2 and Scage International Limited (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
10.2	First Amendment to the Business Combination Agreement, dated as of June 18, 2024, by and among Finnovate Acquisition Corp., Scage Future, Hero 1, Hero 2 and Scage International Limited (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
10.3	Second Amendment to the Business Combination Agreement, dated as of October 31, 2024, by and among Finnovate Acquisition Corp., Scage Future, Hero 1, Hero 2 and Scage International Limited (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
10.4	Third Amendment to the Business Combination Agreement, dated as of April 2, 2025, by and among Finnovate Acquisition Corp., Scage Future, Hero 1, Hero 2 and Scage International Limited (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-41012) filed with the SEC on April 8, 2025)
10.5	Sponsor Support Agreement, dated as of August 21, 2023, by and among Scage International, Scage Future, Finnovate and the Sponsor (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
10.6	Form of Shareholder Support Agreement, dated as of August 21, 2023, by and among Finnovate Acquisition Corp., Scage International Limited and the Key Company Shareholders of Scage International Limited (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
10.7	Form of Key Seller Lock-Up Agreement, dated as of August 21, 2023, by and among Scage International Limited, Scage Future, Finnovate Acquisition Corp. and the Key Company Shareholders of Scage International Limited (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
10.8	Form of Seller Lock-Up Agreement by and among Scage International Limited, Scage Future, Finnovate Acquisition Corp. and the certain shareholders of Scage International Limited (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
10.9	Form of Non-Competition Agreement, dated as of August 21, 2023, by and among Scage Future, Finnovate Acquisition Corp. Scage International Limited, Finnovate Sponsor L.P. and certain shareholders of Scage International Limited (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
10.10	Amendment to Registration Rights Agreement, dated June 27, 2025 (incorporated herein by reference to Exhibit 4.10 to Registrant’s shell company report on Form 20-F (File No. 001- 42632), filed with the Securities and Exchange Commission on July 3, 2025)
10.11	Seller Registration Rights Agreement, dated June 27, 2025(incorporated herein by reference to Exhibit 4.11 to Registrant’s shell company report on Form 20-F (File No. 001- 42632), filed with the Securities and Exchange Commission on July 3, 2025)
10.12	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-4 (File No. 333-281332), as amended, initially filed with the SEC on August 7, 2024)
10.13	Lock-up Removal Letter, dated April 7, 2025(incorporated herein by reference to Exhibit 4.13 to Registrant’s shell company report on Form 20-F (File No. 001- 42632), filed with the Securities and Exchange Commission on July 3, 2025)

10.14	Closing Letter Agreement, dated June 27, 2025 (incorporated herein by reference to Exhibit 4.14 to Registrant’s shell company report on Form 20-F (File No. 001- 42632), filed with the Securities and Exchange Commission on July 3, 2025)
10.15	Promissory Notes issued to EarlyBirdCapital, Inc., dated June 27, 2025 (incorporated herein by reference to Exhibit 4.15 to Registrant’s shell company report on Form 20-F (File No. 001- 42632), filed with the Securities and Exchange Commission on July 3, 2025)
10.16	Promissory Notes issued to EarlyBirdCapital, Inc., dated June 27, 2025 (incorporated herein by reference to Exhibit 4.16 to Registrant’s shell company report on Form 20-F (File No. 001- 42632), filed with the Securities and Exchange Commission on July 3, 2025)
21.1	List of Subsidiaries of Scage Future (incorporated herein by reference to Exhibit 8.1 to Registrant’s shell company report on Form 20-F (File No. 001- 42632), filed with the Securities and Exchange Commission on July 3, 2025)
23.1*	Consent of HTL International, LLC
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of Yenlex Partners
23.4*	Consent of Marcum Asia CPAs LLP
23.5*	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.2)
24.1*	Powers of Attorney (included on signature page)
99.1	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 11.1 to Registrant’s Annual Report on Form 20-F (File No. 001- 42632) filed with the Securities and Exchange Commission on November 12, 2025)
99.2	Insider Trading Policy of the Registrant (incorporated by reference to Exhibit 11.2 to Registrant’s Annual Report on Form 20-F (File No. 001- 42632) filed with the Securities and Exchange Commission on November 12, 2025)
99.3	Compensation Recovery Policy of the Registrant (incorporated by reference to Exhibit 97.1 to Registrant’s Annual Report on Form 20-F (File No. 001- 42632) filed with the Securities and Exchange Commission on November 12, 2025)
107*	Filing Fee Table

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nanjing, China, on January 20, 2026.

Scage Future

By:	/s/ Chao Gao
Chao Gao
Director and chief executive officer
(Principal Executive Officer)

Powers of Attorney

Each person whose signature appears below constitutes and appoints each of Chao Gao and Jie Xiang as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the U.S. Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Chao Gao	Director and Chief Executive Officer
Chao Gao	(principal executive officer)

/s/ Jie Xiang	Chief Financial Officer
Jie Xiang	(principal financial and accounting officer)

/s/ Yuanchi Guo	Director
Yuanchi Guo

/s/ Ziqian Guan	Director
Ziqian Guan

/s/ Qiuliang Peng	Director
Qiuliang Peng

/s/ Kevin Chen	Director
Kevin Chen

/s/ Calvin Kung	Director
Calvin Kung

/s/ Yixian Wang	Director
Yixian Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Scage Future, has signed this registration statement or amendment thereto in New York, NY on January 20, 2026.

COGENCY GLOBAL INC.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.